OPPENHEIMER CAPITAL INCOME FUND
N-SAR Exhibit – Item 77I

Oppenheimer Capital Income Fund (the "Registrant") began offering Class I shares on December 27, 2013.  Post−Effective Amendment No. 75 (10/28/13) to the Registrant's Registration Statement, Accession Number 0000728889-13-001714, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.